EXHIBIT 99.2

Worthington Steel, Inc.

NYSE: WS

FQ2 2025 Earnings Call Transcripts

Thursday, December 19, 2024 1:30 PM GMT

WORTHINGTON STEEL, INC. FQ2 2025 EARNINGS CALL DEC 19, 2024

Call Participants

EXECUTIVES

Geoffrey G. Gilmore

CEO, President & Director

Timothy A. Adams

VP & CFO

Melissa Dykstra

Vice President of Corporate

Communication & Investor Relations

ANALYSTS

Martin John Englert

Seaport Research Partners

Philip Ross Gibbs

KeyBanc Capital Markets Inc.,

Research Division

WORTHINGTON STEEL, INC. FQ2 2025 EARNINGS CALL DEC 19, 2024

Presentation

Operator

Ladies and gentlemen, thank you for standing by. My name is Krista, and I will be your conference operator today. At this time, I would like to welcome everyone to Worthington Steel's Second Quarter 2025 Earnings Conference Call. [Operator Instructions]

And I would now like to turn the conference over to Melissa Dykstra, Vice President, Corporate Communications and Investor Relations. Melissa, you may begin.

Melissa Dykstra

Vice President of Corporate Communication & Investor Relations

Thank you, operator. Good morning, and welcome to Worthington Steel’s second quarter fiscal year 2025 earnings call.

On our call today we have Geoff Gilmore, Worthington Steel’s President and Chief Executive Officer and Tim Adams, Vice President and Chief Financial Officer. Before we begin, I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market closed. Please refer to it for more detail on the factors that could cause actual results to differ materially. Unless noted as reported, today’s discussion will reference non-GAAP financial measure, which adjusts for certain items included in our GAAP results and which are presented on a stand-alone basis. You can find definitions of each non-GAAP measure and GAAP to non-GAAP reconciliations within our earnings release.

Today's call is being recorded, and a replay will be available later today on WorthingtonSteel.com.

Now I'll turn it over to Geoff Gilmore.

Geoffrey G. Gilmore

CEO, President & Director

Thanks Melissa. Good morning, everyone and thank you for joining us. As we celebrate our first full year of being a publicly traded, standalone company, I am pleased to report we generated solid quarterly earnings, despite some sizeable headwinds and uncertainty across a number of end markets. In the second quarter, we generated adjusted EBITDA of 30.6 million dollars compared with 23 million dollars in the prior year quarter. Earnings per share came in at 25 cents versus a loss of 12 cents per share in the same period last year. Results were impacted by both lower volumes and lower average selling prices for the quarter.

There were several highlights this quarter as Worthington Steel continued to work safely, implement our strategy, reach new milestones, and earn accolades as a best place to work. Last month, we named Cliff Larivey President of Flat-Rolled Steel Processing, separating this role from Jeff Klingler’s COO position. Cliff’s work leading our commercial and purchasing teams has strengthened our partnerships with customers and suppliers. This move recognizes Cliff’s leadership strengths and the talented team he built; and allows Jeff Klingler to sharpen his focus on our growing global business operations.

Further, Worthington Steel continues to make strides implementing our strategy. Earlier this month, we made a move toward growing our high value-added businesses through selective acquisitions when we announced our agreement to acquire a 52 percent stake in Sitem Group. Sitem strengthens our presence in Europe, which is vital to growing our electrical steel lamination business. Europe remains a high-growth market for electric vehicles, and it is expected that by 2030, 80 percent of the vehicles produced in Europe will be battery electric or hybrids. Like Tempel, Sitem stamps laminations for both automotive and industrial motors.

More importantly, Sitem gives Worthington access to world class tool and die making and significant expertise in press automation, which we will be able to leverage across our electrical steel plants. Sitem is one of the largest and most respected electrical steel lamination producers in Europe and this partnership provides an expanded footprint required for our long-term success. Bringing together our compatible cultures and best practices allows us to fulfill customer expectations and solidify our global presence in electrical steel laminations. We expect this transaction to close in early 2025 after regulatory approvals and customary closing conditions. I am excited to begin serving our customers with the combined expertise of our Tempel and Sitem Group employees.

WORTHINGTON STEEL, INC. FQ2 2025 EARNINGS CALL DEC 19, 2024

Rounding out our strategy is transformation, our system of continuous improvement. The transformation mindset drives our employees to always look for ways to improve quality and service, find efficiencies, free up capacity and eliminate unnecessary costs. This is an ongoing process for Worthington Steel and in the second quarter, we saw teams come together to reduce scrap, streamline purchasing processes, and more efficiently manage our IT contractors.

The Transformation mindset often carries over to our interactions with customers. Over the quarter, we developed an analytics tool to help both Worthington Steel and a key customer improve inventory control and order lead times, thereby reducing inventory. On the new product front, we continue to receive interest from customers about new capabilities at TWB using our licensed ablation technology and are filling our pipeline of potential opportunities. The equipment is being installed and tested, and we remain on schedule. I’d like to thank our teams for all they do each quarter to support the Worthington Steel Strategy.

We rounded out the period with significant momentum in other areas of our business. In October, we released our first Corporate Citizenship and Sustainability report, highlighting key achievements such as a safety record nearly 2 times better than the industry average, a decrease in carbon emissions and the support of 73 non-profit organizations through the Worthington Companies Foundation.

Our ESG approach is based on Our Philosophy of doing the right thing for our employees, customers, suppliers, shareholders and communities, and we work hard each day to improve our efforts. We were named a Military-Friendly Employer for the 10th year in a row by the Viqtory organization. Workforce development and a commitment to our military members and veterans is incredibly special to me and this was a proud moment for our company.

Another accolade for Worthington Steel as an employer was announced just last week when ComputerWorld included our company in its annual list of top places to work in IT. Our IT team deserves special recognition this year. The team separated infrastructure, end-user business applications and security systems as we became a standalone public company, and kicked off the ERP implementation at Tempel, all while working to improve every day and ensuring our day-to-day IT-dependent operations perform. Yesterday, we added a new member to our board of directors. Scott Kelly brings a great background in operations in the energy industry and adds a new and diverse voice to our board. I’m pleased to welcome him to Worthington Steel, and I look forward to working with him.

As I mentioned earlier, we saw some sizable headwinds during the quarter in several markets including automotive, construction and heavy truck. Some of these headwinds may persist for the next few quarters, especially in the automotive market. Looking ahead, we are cautiously optimistic about this segment as OEMs make moves to adjust their commercial strategy and rebuild market share. The headwinds could be offset by lower interest rates and lower inflation. We saw some positive signs in November when overall U.S. vehicle sales reached their highest levels since May of 2021.

Lower interest rates and decreasing inflation also provide positive momentum for the construction market. We continue to expect moderate growth in the construction market areas we supply, such as data centers and manufacturing, in calendar year 2025. We expect heavy truck to remain relatively slow in the first half of calendar year 2025, but we believe regulatory requirements will help fuel growth in the second half of the year and into 2026.

Overall, we are feeling positive about the tailwinds as we enter our second year as a standalone publicly traded company. We have already accomplished so much in a relatively short period of time. We have strong customer relationships, an experienced leadership team and a sound strategy. We have an amazing team of employees with a strong commitment to safety, and we are recognized consistently as a best place to work. I am grateful and energized every day to work with everyone on the Worthington Steel team.

Now I'll turn things over to Tim Adams to discuss financials.

WORTHINGTON STEEL, INC. FQ2 2025 EARNINGS CALL DEC 19, 2024

Timothy A. Adams

VP & CFO

Thank you, Geoff and good morning everyone. Before I provide some color on the quarter, I would like to remind everyone that the current year quarter consolidated results on a stand-alone basis are compared with a prior year quarter which was prepared on a carveout basis. For the second quarter, we are reporting earnings of 12.8 million dollars or 25 cents per share as compared with a 6-million-dollar LOSS or 12 cents per share in the prior year quarter.

There were several unique items that impacted our quarterly results, including the following: The current quarter results included recognition of a pre-tax, non-cash gain of 2.7 million dollars or 4 cents per share associated with the annuitization of a portion of the frozen Tempel pension plan. Additionally, we recognized a pre-tax gain of 1.5 million dollars or 2 cents per share related to the sale of excess land in China.

The prior year results included pre-tax separation expense of 14.9 million dollars or 23 cents per share. Excluding these unique items, we generated earnings of 19 cents per share in the current year quarter compared with 11 cents per share in the prior year quarter. In addition, in the second quarter we had estimated pre-tax inventory holding LOSSES of 13.4 million dollars, or 20 cents per share, compared to estimated pre-tax inventory holding LOSSES of 34.8 million dollars or 53 cents per share in the prior year quarter, a favorable pre-tax swing of 21.4 million dollars or 33 cents per share.

In the second quarter, we reported adjusted EBIT of 14.3 million dollars, which was up 7.7 million dollars from the [prior year quarter adjusted EBIT] of 6.6 million dollars. This increase is primarily due to higher gross margin partially offset by higher SG&A expense and lower equity earnings at Serviacero. Gross margin was impacted by higher direct material spreads, including the impact of lower year-over-year pre-tax inventory holding LOSSES, partially offset by lower direct volume.

SG&A increased 7 million dollars over the prior year second quarter, primarily due to incremental costs associated with being a stand-alone company, as well as an increase in bad debt expense associated with the bankruptcy of a customer, and an increase in our reserves associated with a separate customer. Additionally, the company incurred higher than normal professional fees, most of which were associated with the announced pending European acquisition. Equity earnings from Serviacero decreased due to lower direct spreads, which were unfavorably impacted by lower steel prices, as well as the impact of exchange rate movements.

Next, I will provide some content on the market and our shipments.   Since July, the market pricing for hot rolled coil has fluctuated in a relatively tight band between 650 and 700 dollars per ton. With little movement in market pricing, we expect minimal estimated inventory holding gains in the third quarter of Fiscal 2025 as compared with the 13.4 million dollars of estimated holding LOSSES in the second quarter of 2025.

Net sales in the quarter were 739 million dollars, down 69 million dollars, or 9 percent from the prior year quarter, primarily due to lower direct volumes and lower direct market pricing.  We shipped approximately 936,000 tons during the quarter, which was down 3 percent compared with the prior year quarter.  Direct sales volume made up 55 percent of our mix in the current year quarter as compared with 56 percent in the prior year quarter.  Direct sale volume was down 5 percent over the prior year quarter with shipments down in most markets. Our shipments to the automotive market were down 2 percent compared to the prior year quarter.

As you know, the Detroit 3 automakers represent approximately 30% of our Net Sales. The decrease in automotive volume was primarily due to deeper-than-expected production cuts at one of those customers as they attempted to right size their inventory levels and reset their commercial strategy. The OEM production cuts continued to increase as the quarter progressed. On a year-over-year basis, for the second quarter, we experienced a volume decrease of more than 30 percent with that customer, mirroring the customer’s estimated decrease in unit production.

We are monitoring the situation very closely as the OEM navigates their challenges, and we believe they could return to a more normal build schedule within the next two quarters.

As we have done in prior years, we are working closely with our partners throughout the entire automotive supply chain to prepare for increased volume requirements as the OEM ramps back up. The vast majority of the year-over-year decrease in our automotive shipments were offset by increases in volume with the other automotive OEMs. We have noted over the past few quarters that we have won new programs and increased our share in the automotive market. We are beginning to see the volume impact of some of those new programs. Our shipments to the remaining Detroit 3 increased by more than 30 percent. Our strategy continues to be collaborating with our automotive customers to find mutually beneficial solutions that help them meet their strategic goals. We look forward to continuing our partnership with our automotive customers.

WORTHINGTON STEEL, INC. FQ2 2025 EARNINGS CALL DEC 19, 2024

Turning to the construction market, our volumes decreased 20 percent on a year-over-year basis. The decrease was a combination of several factors. First, in the prior year we successfully pivoted to a more construction heavy mix as we prepared for the potential automotive strike at the Detroit 3. Second, in the current year we anticipated a more typical mix between automotive and construction. However, as I mentioned, we experienced sudden and deep cuts to our automotive order book. Both the timing and the magnitude of those cuts limited our ability to secure replacement volume in other markets. Toll tons were down 1 percent year-over-year, primarily due to lower coated volumes, partially offset by an increase in pickling and tailor welded blanks.

Turning to cash flows and the balance sheet. Cash flow from operations was 68 million dollars and free cash flow was 33.2 million dollars.  During the quarter, we spent 34.8 million dollars on capital expenditures related to a variety of projects including the previously announced electrical steel expansions.  We now expect capital expenditures for Fiscal Year 2025 to be approximately 125 million dollars vs. our previous estimate of 110 million dollars.

We are increasing the estimate for Fiscal 2025 cap ex for several reasons. First, we now expect a larger portion of the cap ex for our Canada expansion to be spent in Fiscal 2025 rather than Fiscal 2026. This is simply a change in timing. Second, as we talked about in the past, we expect other projects to come up during the course of any fiscal year. For example, we are adding a new press to our electrical steel facility in China to support new business. In addition, as part of the previously mentioned Tempel ERP project, we have elected to upgrade our shop floor system and data warehouse to maximize the future opportunities for process improvements using the Transformation.

On a trailing-12-month basis, we generated 79.4 million dollars of free cash flow.   Wednesday, we announced a quarterly dividend of 16 cents per share, payable on March 28, 2025.    We ended the quarter with 52 million dollars of cash and our ABL debt at November 30 was 115 million dollars, resulting in net debt of 63 million dollars.    Finally, I would like to thank our team for making safety the highest priority at every facility and for delivering incredible performance in our first year as a public company. I am proud to be part of Worthington Steel and look forward to working with our entire team to continue driving value for all stakeholders.

At this point, we would be happy to take your questions.

WORTHINGTON STEEL, INC. FQ2 2025 EARNINGS CALL DEC 19, 2024

Question and Answer

Operator

[Operator Instructions] Your first question comes from Phil Gibbs with KeyBanc Capital Markets.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

Geoff, the EBITDA per ton ex inventory holding gains and losses I think was down about $26 a ton sequentially, certainly not something we were expecting. I know you guys have been managing your profitability within a pretty tight range. What made it drop off so abruptly, sequentially in particular? I know you did give some color, but what were some of the biggest, I guess, impacts to that? And when should we expect you guys to get back to some of the levels we're more used to?

Geoffrey G. Gilmore

CEO, President & Director

Thanks for the question, Phil. I'm actually going to pass that to Tim to answer for you.

Timothy A. Adams

VP & CFO

Phil, I think it's the 3 drivers. Whether it's sequential or year-over-year, I think the 3 big drivers, #1 is volume. We would have expected volume on a sequential basis to be down 2% to 3% and it was actually down 7%. And what we outlined with the D3 customer, that was unexpected. And if that would occur over a long period of time, you could take a look at your operating expense, and everything would be variable. But the way the production cuts came in, they came fast and furious and kept expanding over the course of the quarter. Most of our costs are fixed at that point.

The other 2 drivers are SG&A, which we touched on. We had an increase in bad debt as well as the professional fees associated with the Sitem transaction. Now that transaction is not closed yet, but the fees came in. And then finally, performance at Serviacero. So, you've got a couple of things happening down there. You've got volume, you've got some spread compression plus the FX gains that occur -- FX losses, I should say, rather than gains. So those are really the drivers.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

And then when you guys highlighted the bad debt expense from the customer bankruptcy and the increased reserve and then also the professional fees, any way to square up the magnitude of those 3 items?

Timothy A. Adams

VP & CFO

Sure. I mean, I think if you look at that, bad debt expense -- let me start with -- our credit group does a fantastic job. I'll just start with that. They work hand-in-hand with our commercial group. So we take that very seriously. We've got an outstanding track record and we rarely have bad debt write-offs. But 2 things that happened in the quarter, the unexpected bankruptcy of one of our customers, that was probably about $1 million, maybe a little bit less. And then we elected to reserve a little over $1 million for a second customer where we think collection of that specific receivable is at risk. So we review -- as you would guess, we review AR on a customer-by- customer basis every quarter. We don't think beyond this quarter we should have any additional issues from a collectability standpoint. But if you add those two up, it's about $2 million.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

And then the professional fees? I'm sorry.

Timothy A. Adams

VP & CFO

Professional fees, probably about $2 million, give or take.

WORTHINGTON STEEL, INC. FQ2 2025 EARNINGS CALL DEC 19, 2024

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

Any reason you guys didn't carve those out similar to the other items that you did or is some of that expected to recur as you take on Sitem or should that wind down as the transaction gets closer to close?

Timothy A. Adams

VP & CFO

Yes, we typically -- I mean, that's kind of normal course of business, right? Those are normal things versus the pension lift out or the gain on the sale of land. These things are kind of normal course. We're looking at acquisitions all the time. And we're going to have transaction expenses whether the transaction goes through or not. So, we don't expect those to reoccur.

Philip Ross Gibbs

KeyBanc Capital Markets Inc., Research Division

And then lastly, as you guys look out into the early part of next year, I know typically volumes do lift a little bit into the first part of calendar year and then certainly much stronger in the latter part of the fiscal year for you all. What are you expecting in terms of kind of customer sentiment, particularly as you come out of this period of deep carve-out from one of your key auto customers?

Geoffrey G. Gilmore

CEO, President & Director

Yes. Phil, I think we're -- overall, I had mentioned in my intro, cautiously optimistic. I specifically said that about automotive, but that's where we feel across the board. I think things will be fairly stable, excluding the one large OEM customer here looking out the next few months. But as we start to get to spring and beyond, I think our optimism gets greater for various reasons. I think that's really the sentiment from our customers. And Phil, that's what you've been reading and hearing from other executives as well.

I think specifically with automotive, lower interest rates, the fact that the vehicle is averaging almost 13 years at this point, which is decade highs, people want to replace those vehicles. In addition to that, that's overall market. If I look specifically at Worthington, my optimism also comes from how we've positioned ourselves with automotive. Even with that large OEM down, we were more than able to offset that specifically into the other OEMs. And that was because of market share gains that I have been sharing with you over the last few quarters. Now that's excluding Tier 1s, and that's where we had a bit of a hole.

We're feeling good specifically about the market, that's 52% of our business going forward. And that large OEM, this isn't a long-term situation. I think we got another quarter and we're going to have to continue to work with them. And it's a short-term frustration, not a long-term problem. So, we'll work through that and I think we're going to be in very good shape.

Operator

[Operator Instructions] Your next question comes from Martin Englert with Seaport Research Partners.

Martin John Englert

Seaport Research Partners

A question on the increase in the reserve and the bad debt expense. What type of industry were those customers operating in?

Tim Adams

VP & CFO

The reserve increase was a scrap dealer. So, we sell our scrap to that scrap dealer. That was the reserve. And then the bankruptcy was in the heavy truck industry.

Martin John Englert

Seaport Research Partners

Okay. Are you seeing, I guess, other risks across any -- elsewhere in those industries or those verticals?

WORTHINGTON STEEL, INC. FQ2 2025 EARNINGS CALL DEC 19, 2024

Tim Adams

VP & CFO

No, not in those industries specifically. These were customer-specific situations. So no, we don't -- fundamentally, we think the people we work with from a scrap perspective or the other heavy truck suppliers, we feel pretty good about those things. There's nothing fundamentally wrong with either of those verticals at all.

Geoff Gilmore

CEO, President & Director

And Martin, I would add, even the specific customer in that heavy truck market, we feel good about continuing to do business with them going forward.

Martin John Englert

Seaport Research Partners

Okay. Appreciate that. And then a follow-up question on looking forward, change in the U.S. administration and if there are changes on the trade front with tariffs with our trading partners to the north and the south. Could you walk through the puts and takes for your businesses, positives, negatives or neutrals as you think about it? I know you have significant operations to the north and the south and continued investment there, and growth.

Geoff Gilmore

CEO, President & Director

Yes, you got it, Martin. I mean, first, as you know, the devil is in the details and the tariffs could take different directions. Is it on steel? Is it on finished products? So, until we're fully aware of what the implications [are], I can just give you a general answer. I think we're not very concerned. We see little impact on our business. You know this, we source locally. So as far as a raw material perspective, I wouldn't expect any interruptions. I think we'd be able to manage through costs efficiently as well.

Where maybe a bit of a difference is in Canada, to your point on the north and Mexico on the South. We are importing. Those countries are less at risk right now of imports. So, we don't see an interruption in supply there. The exception may be Canada, who is also looking to put tariffs in place on China. But even if that were to occur -- sorry Martin, not an issue for us to be able to pivot and mitigate any type of issue there. So overall, I think we're in very good shape. And Martin, you know this, we've since 1955 have been dealing with different administrations and different policies and some markets are impacted negatively, some are positively. And we've always been able to navigate that quite well. So, from a business perspective, we think we're well positioned.

Now my personal opinion, I guess, I'd be a bit surprised if we see that aggressive position on Mexico and Canada, Martin. We've been under a Trump administration, and he wants to negotiate. I think that administration has certain things they'd like to see Canada and Mexico tighten up on. And at the end of the day, I think they'll get that cooperation. We're already seeing that. So hopefully, we're able to avoid the tariffs and its business as usual. Canada, Mexico and U.S. are too critical to one another to have any type of interruptions. But that's how we feel at this point.

Martin John Englert

Seaport Research Partners

Okay, understood. Appreciate the color. If I could, one last one. When you look out across all your end markets, automotive, construction, general manufacturing and elsewhere, I understand you're moving through a lull right now. Maybe volumes were a bit worse than expected and I understand the context with one specific OEM. But what are the customer -- I understand that they're constructive with their outlook. It seems like you are maybe a couple of quarters, some type of recovery. But are you seeing any green shoots on the margin today of improved activity or folks with order books out into early next year speaking to improvements or inflections in the marketplace?

WORTHINGTON STEEL, INC. FQ2 2025 EARNINGS CALL DEC 19, 2024

Timothy A. Adams

VP & CFO

Yes. I mean, I think, Martin, when it comes to our markets, I mean, I think we'll start with automotive. This year, I think we're going to end at about 15.5 million units. Next year, depending on how that OEM plays out, I think the market in automotive is going to be 15.4 to 15.7, somewhere around like that. And we'll see how it all plays out. I think in construction, we're generally positive about construction. Again, I think a lot of people sat on the sidelines here at the end of the year and it was tough for people to understand what the future was going to be like. But overall, in the construction markets that we serve, we feel positive generally about where the market is going.

I think ag is going to continue to have some challenges throughout the year, again, with interest rates still being relatively high and commodity prices being relatively low and then whatever happens with trade, right? I mean, that has a big impact on the ag market as well. And then heavy truck, I think heavy truck will probably pick-up towards the end of the year. There's some regulatory changes that are coming. And as you know, in the heavy truck market, when the regulatory changes happen, there's usually -- it's very cyclical and related to those regulatory changes. So, we may see some pick-up in heavy truck as we get to the end of the year.

Geoffrey G. Gilmore

CEO, President & Director

Martin, just to add to that and specifically automotive, I agree with everything Tim said. And the tailwinds there that could speed up that recovery is, hey, if that larger OEM is able to meet their inventory targets sooner. And right now, we're cautiously optimistic. It seems that they are making progress. That certainly is good for us. And then again, I think interest rates continuing to come down is certainly going to fuel buyers to get off the sideline.

And the other bit of optimism there, Tim had mentioned 15.5 million, maybe a little bit flat in 2025 with that 2024 calendar year number, but a few data points for you. September and October seasonally adjusted rates were at 16 million. Even more importantly, November was 16.7 million. So that's the highest it's been in three years. So, your point, we have a large OEM. We have a little bit of difficulty to overcome in the short-term. But if you start looking out 6 months and beyond, we think automotive is going to start marching back to those pre-COVID levels. And that's a good sign on those data points.

Martin John Englert

Seaport Research Partners

Do you think there may be some demand pull forward in automotive and/or other end markets because of anticipated broad- based tariffs with the incoming administration, so people trying to get ahead of potential inflation. So, buy now before that might be implemented?

Geoffrey G. Gilmore

CEO, President & Director

So hard to predict, [ my ]. We haven't seen that yet. So, we're not seeing anything that's been strange in our order books. And honestly, Martin, I would find that difficult to believe. I think the size of these customers, the OEMs, how we manage our business, they're going to want to manage their working capital smart and with discipline. So, I don't know that we're going to see a big pull ahead from the OEMs. The only wildcard I would tell you is the Tier 1s. Certainly, they may try to time things a little bit more and go long. But I think living through those cycles over the last 5 years, all of our customers have gotten a bit more disciplined on that front.

Operator

And this concludes our question-and-answer session. And I will now turn the conference back over to Geoff Gilmore, President and Chief Executive Officer, for closing comments.

WORTHINGTON STEEL, INC. FQ2 2025 EARNINGS CALL DEC 19, 2024

Geoffrey G. Gilmore

CEO, President & Director

First off, thank you for everybody joining today and showing interest in Worthington Steel. Obviously, we explained to you some of the short-term frustrations. But hopefully, what you heard is a lot of optimism about how we start looking going forward. In my opinion, we had a great quarter. The things that we could control, we can control -- we controlled them and controlled them well. I think our team continues to exceed my expectations and couldn't feel better about our future. So, thank you again for joining and happy holidays to everybody. Look forward to talking to you next quarter.

Operator

This concludes today's conference call. Thank you for your participation. And you may now disconnect.